Exhibit 3.4

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
Air Industries Group

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
The Certificate of Designation establishing the Series A Preferred Stock filed with the Secretary of State of Nevada on May 25, 2016, is hereby amended by adding a new Section 7 bb) after Section 7 b) thereof and a new Section 9A after Section 9 thereof reading as follows:

See Attachment 1

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Michael Recca : CFO

Signature of Officer Michael Recca

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

ATTACHMENT 1

TO CERTIFICATE OF DESIGNATION OF AIR INDUSTRIES GROUP AUTHORIZING THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 7.     Conversion.

bb) Automatic Conversion. Upon the consummation of a public offering of shares of Common Stock from which the Company receives gross proceeds of at least $5,000,000 (a “Qualified Public Offering”), without any action on the part of the Holders, the then outstanding shares of Series A Preferred Stock including PIK Shares, other than those to be redeemed in accordance with Section 9A, shall automatically be converted into shares of Common Stock at the price at which the shares of Common Stock are first sold to the public in that offering (“Automatic Conversion”), and the Series A Preferred Stock will be deemed to no longer be outstanding as of the date of such Automatic Conversion.

Section 9A.     Redemption in Connection with Automatic Conversion. In connection with the Automatic Conversion of shares of Series A Preferred Stock upon the consummation of a Qualified Public Offering pursuant to Section 7(bb) of this Certificate of Designation, the Company shall redeem up to 110,522 PIK Shares, unless the holder of any PIK Shares expressly requests in writing that such holder’s PIK Shares be converted in accordance with Section 7bb, for an amount in cash equal to $10.00 per share. Concurrent with the closing of a Qualified Public Offering but in no event later than August 15, 2017, in accordance with payment instructions from the Company to the underwriters for the disbursement of the net proceeds of the Qualified Public Offering, there shall be irrevocably deposited with the transfer agent for the Series A Preferred Stock, or such other paying agent as may be retained by the Company for the purpose of effecting such redemption acceptable to the underwriters of the Qualified Public Offering, such portion of the net proceeds of such Qualified Public Offering sufficient to effect the foregoing redemption, and payment of the redemption price for the PIK Shares to be redeemed shall be made promptly thereafter in accordance with procedures customarily employed by the transfer agent or such other paying agent.